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                                                                  EXHIBIT 3.1


                                    RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                             BOX HILL SYSTEMS CORP.
               (UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW)



                             HERRICK, FEINSTEIN LLP
                            2 PARK AVENUE, 21ST FLOOR
                            NEW YORK, NEW YORK 100 16
                             ATTN: DAVID LUBIN, ESQ.
                                 (212) 592-1400

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                                    RESTATED
                          CERTIFICATE OF INCORPORAT10N

                                       OF

                             BOX HILL SYSTEMS CORP.

               (Under Section 807 of the Business Corporation Law)
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         We, Philip Black and Mark Mays, being respectively Co-Chief Executive
Officer and Secretary of Box Hill Systems Corp., in accordance with Section 807 of the Business Corporation Law do hereby certify:

         FIRST:   The name of the corporation is Box Hill Systems Corp.

         SECOND: The certificate of incorporation was filed by the Department of State on April 5, 1988.

         THIRD:   The certificate of incorporation as now in full force and
effect is hereby amended to effect the following changes authorized by Section 801 of the Business Corporation Law: to change the name of the Corporation, to provide that the board of directors of the Corporation be divided into three classes and, to set the number of directors of each class and their respective terms of office.

         The certificate of incorporation is hereby restated to set forth its entire text as amended as follows.

         FIRST:   The name of the corporation is Dot Hill Systems Corp.,
hereinafter sometimes called the "Corporation".

         SECOND: The purposes for which the Corporation is formed are as follows:

                           To engage in any lawful act or activity for which corporations may be organized under the business corporation law, provided that the corporation is not formed to engage in any act or activity which

                                      1.
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                           requires the act or approval of any state official,
                           department, board, agency or other body without such approval or consent first being obtained.

                           To manufacture, make, buy sell, exchange, install, repair, service, supply, exploit, develop, protect and generally trade and deal in (as principal or agent) products, processes and techniques of all kinds pertaining or related to or connected with electronics and related industries, including, without limitation, equipment, parts and components for radio, television and phonograph, products for military electronics and industrial electronics, transistors, rectifiers, diodes and other semiconductors of every kind and description, aircraft, missile and other airborne apparatus surveillance systems, beaconry, radio transmitting, receiving and relay equipment, microwave equipment, telephone and telegraph terminal equipment, air traffic control devices, telephone and telegraph terminal equipment, air traffic control devices, communications equipment, meteorological devices, transducers and other acoustical devices, electronic cleaning equipment, fixed and variable capacitors, delay lines and pulse forming networks, television tuners, deflection components, transformers, power generators and other power supply and silicon supplies and crystals, cast germanium, resistors, computer components, thin films, intermetallics and other advanced solid state techniques, and electrophotographic processes.

                           To develop, experiment with, conduct research on, connect, manufacture, produce, assemble, buy, rent or otherwise acquire, hold, own, operate, use, install, equip, replace, maintain, service, process, reprocess, repair, remodel, recondition, import, export, sell, lease, market, distribute, transport or otherwise dispose of and generally to deal in and with, as contractor, subcontractor, principal, agent, commission merchant, broker, factor or any combination of the foregoing and at wholesale or retail or both, any and all kinds of computer hardware and computer software and all allied apparatus, systems, parts, supplies, tools, implements, raw materials, natural products,

                                         2.
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                           manufactured articles and products, and goods, wares,
                           merchandise and tangible property of every kind, use or capable of being used for any purpose whatever.

                           To engage in research and development, purchase, sale, import, export, license, distribution, manufacture, or rental of any product, machine, apparatus, appliance merchandise and property of every kind and description, ideas, systems and procedures of any nature, including, without limiting the generality of the foregoing, all types of products which possess an internal intelligence for recognizing and correlating any type of data or information to be processed, pattern interpretation, recognition and memory systems and equipment, optical scanning, analog, and digital computers, components, all types of electrical, mechanical, electro-mechanical and electronic products and systems such as for analysis of visible, radar, sonar or other inputs, voice recognition and identification of voice elements and magnetic storage and drums.

                           To acquire by purchase, subscription, underwriting or otherwise, and to own, hold for investment, or otherwise, and to use, sell, assign, transfer, mortgage, pledge, exchange or otherwise dispose of real and personal property of every sort and description and wheresoever situated, including shares of stock, bonds, debentures, notes, scrip, securities, evidences of indebtedness, contracts or obligations of any corporation or association, whether domestic or foreign, or of any firm or individual or of the United States or any state, territory or dependency of the United States or foreign country, or any municipality or local authority within or without the United States, and also to issue in exchange therefor, stocks, bonds, or other securities or evidences of indebtedness of this corporation and, while the owner or holder of any such property, to receive, collect and dispose of the interest, dividends and income on or from such property and to possess and exercise in respect thereto all of the rights, powers and privileges of ownership, including all voting powers thereon.

                                     3.
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                           To construct, build, purchase, lease or otherwise
                           acquire, equip, hold, own, improve, develop, manage, maintain, control, operate, lease, mortgage, create liens upon, sell, convey or otherwise dispose of and turn to account, any and all plants, machinery, works, implements, and things or property, real and personal, of every kind and description, incidental to, connected with, or suitable, necessary or convenient for any of the purposes enumerated herein, including all or any part or parts of the properties, assets, business and good will of any persons, firms, associations or corporations.

                           The powers, rights and privileges provided in this certificate are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or permitted to a corporation by the Business Corporation Law, it being intended that this corporation shall have all the rights, powers and privileges granted or permitted to a corporation by such statute.

         THIRD:   The office of the Corporation is to be located in the County of New York, State of New York.

         FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Forty Five Million (45,000,000), which shall consist of (i) Forty Million (40,000,000) shares of common stock, par value $.01 per share and (iii) Five Million (5,000,000) shares of preferred stock, par value $.01 per share. The preferred stock shall have the designations, rights and preferences as determined from time to time by the Board of Directors.

                                  4.
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         FIFTH: The Secretary of State of the State is designated as the agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State of the State of New York shall mail a copy of any process against the Corporation served upon him is:

                             Dot Hill Systems Corp.
                                161 Sixth Avenue
                            New York, New York 10013

         SIXTH: The personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity is hereby eliminated except that such personal liability shall not be eliminated if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

         SEVENTH: The board of directors of the corporation shall consist of three classes, and the directors of each class shall be designated Class I Directors, Class II Directors and Class III Directors, respectively. The initial term of the Class I Directors shall expire on the date of the next annual meeting of shareholders following the filing of this certificate, the initial term of the Class II Directors shall terminate on the date of the second annual meeting of shareholders following the filing of this certificate and the initial term of the Class III Directors shall expire on the date of the third annual meeting of shareholders following the filing of this certificate. At each such annual meeting, directors shall be elected for a full term of three years to succeed those directors whose terms expire at such annual meeting.

         There shall initially be two (2) Class I Directors, three (3) Class II Directors and three (3) Class III Directors.

                                 5.
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         The directors of the Corporation shall have the right to appoint members of committees thereof by plurality vote of the entire board, in accordance with the Corporation's by-laws.

         EIGHTH: Any director may be removed for cause at any time by majority vote of the additional directors. Vacancies so created, or created by the resignation of any director, shall be filled by a majority vote of the remainder of the board.

                                 6.
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         IN WITNESS WHEREOF, we have hereunto signed our names and affirm this certificate as of August 2, 1999.

/s/ Philip Black                            /s/ Valerie Greenberg
-----------------------------------         -----------------------------------
Philip Black                                Valerie Greenberg
Co-Chief Executive Officer                  Assistant Secretary

                                   7.